EXHIBIT 99.2

HELIX ENERGY SOLUTIONS GROUP INC.
UNAUDITED PRO FORMA CONDENDED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements and accompanying financial information of Helix Energy Solutions Group Inc. (“Helix” or “the Company”) as of September 30, 2012 and for the nine-month period ended September 30, 2012 and for the year ended December 31, 2011 (the “Pro Forma Statements”), which have been prepared by the Company’s management, are derived from (a) the audited consolidated financial statements of Helix as of and for the year ended December 31, 2011, as included in its Annual Report on Form 10-K;(b) the unaudited condensed consolidated financial statements of Helix as of and for the nine-month period ended September 30, 2012 included in its Quarterly Report on Form 10-Q; and (c) unaudited information related to Helix’s sale of Energy Resources Technology, GOM, Inc. (“ERT”), which contains substantially all of the Company’s oil and gas operations.

The Pro Forma Statements illustrate the effect on Helix’s historical financial position and results of operations following its decision to sell ERT in its entirety.   The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what Helix’s financial position or results of operations would have been had the sale of ERT been sold on the dates indicated or the financial position or results of operations for any future date or period.   The unaudited pro forma condensed balance sheet was prepared assuming the sale of ERT, had occurred on September 30, 2012.   The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2011 and the nine-month period ended September 30, 2012 were prepared assuming the sale of ERT had occurred on January 1, 2011.  The Pro Forma Statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain assumptions we believe are reasonable in connection with the sale of ERT.   These assumptions are subject to change (see Notes to Unaudited Pro Forma Condensed Consolidated Financial Information).

The Pro Forma Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Helix’s Annual Report on Form 10-K for the year ended December 31, 2011 and in Helix’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

HELIX ENERGY SOLUTIONS GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As Reported	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$583,794	$620,000	a	$879,860
		(318,404)	a
		(5,530)	a
Accounts receivable:
Trade, net of allowance for uncollectible accounts of $4,844	198,046	(63,964)	c	134,082
Unbilled revenue	33,928	-		33,928
Costs in excess of billing	15,671	-		15,671
Other current assets	131,897	(17,050)	c	104,712
		(10,135)	b
Total current assets	963,336	204,917		1,168,253
Property and equipment	4,378,185	(2,394,614)	c	1,983,571
Less accumulated depreciation	(1,946,358)	1,552,002	c	(394,356)
Property and equipment, net	2,431,827	(842,612)	c	1,589,215
Other assets:
Equity investments	169,318	-		169,318
Goodwill	62,769	-		62,769
Other assets, net	84,707	(31,044)	c	53,663
Total assets	$3,711,957	$(668,739)		$3,043,218

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$164,110	$(56,253)	c	$107,857
Accrued liabilities	196,289	(106,097)	c	90,192
Income tax payable	-	(10,135)	b	75,526
		85,661	d
Current maturities of long-term debt	13,120			13,120
Total current liabilities	373,519	(86,824)		286,695
Long-term debt	1,159,958	(318,404)	a	841,554
Deferred tax liabilities	455,266	(19,583)	c	350,022
		(85,661)	d
Asset retirement obligations	136,293	(136,293)	c	-
Other long-term liabilities	8,336	(1,546)	c	6,790
Total liabilities	2,133,372	(648,311)		1,485,061

Convertible preferred stock	1,000	-		1,000
Commitments and contingencies
Shareholders' equity:
Common stock, no par, 240,000 shares authorized, 105,333 shares issued, respectively	929,397	-		929,397
Retained Earnings	647,877	(28,232)	c	619,645
		-	d
Accumulated other comprehensive loss	(25,956)	7,804	c	(18,152)
Total controlling interest shareholders' equity	1,551,318	(20,428)		1,530,890
Noncontrolling interest	26,267			26,267
Total equity	1,577,585	(20,428)		1,557,157
Total liabilities and shareholders' equity	$3,711,957	$(668,739)		$3,043,218

HELIX ENERGY SOLUTIONS GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDING DECEMBER 31, 2011

	As Reported	Adjustments		Pro Forma

Net revenues:
Contracting services	$702,000	$51,384	f	$753,384
Oil and gas	696,607	(696,607)	e	-
Total net revenues	1,398,607	(645,223)		753,384

Cost of sales:
Contracting services	528,375	51,144	f	579,519
Oil and gas	396,123	(392,148)	e	3,975
Oil and gas property impairments	132,603	(112,636)	e	19,967
Exploration expense	10,914	(10,914)	e	-
Total cost of sales	1,068,015	(464,554)		603,461

Gross profit	330,592	(180,669)		149,923

Gain (loss) on sale of assets, net	4,525	(4,532)	e	(7)
Selling, general and administrative expenses	(99,589)	12,952	h	(86,637)
Income from operations	235,528	(172,249)		63,279
Equity in earnings of investments	22,215	-		22,215
Other than temporary loss on equity investments	(10,563)	-		(10,563)
Gain on investment in Cal Dive common stock	753	-		753
Net interest expense	(95,796)	12,242	g	(83,554)
Other income (expense), net	(4,157)	(57)	e	(4,214)
Income before income taxes	147,980	(160,064)		(12,084)
Provision (benefit) for income taxes	14,903	(56,022)	i	(41,119)
Net income (loss), including noncontrolling interests	133,077	(104,042)		29,035
Less net income applicable to noncontrolling interests	(3,098)	-		(3,098)
Net income (loss) applicable to Helix	129,979	(104,042)		25,937
Preferred stock dividends	(40)	-		(40)
Net income applicable to Helix common shareholders	$129,939	$(104,042)		$25,897

HELIX ENERGY SOLUTIONS GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2012

	As Reported	Adjustments		Pro Forma

Net revenues:
Contracting services	$644,413	$42,699	k	$687,112
Oil and gas	447,142	(447,142)	j	-
Total net revenues	1,091,555	(404,443)		687,112

Cost of sales:
Contracting services	452,855	39,555	k	492,410
Contracting services impairments	19,012	-		19,012
Oil and gas	278,996	(265,290)	j	13,706
Total cost of sales	750,863	(225,735)		525,128

Gross profit (loss)	340,692	(178,708)		161,984

Gain (loss) on sale of assets, net	(14,647)	1,715	j	(12,932)
Hedge ineffectiveness and non-hedge gain on commodity derivative contracts	(1,697)	1,697	j	-
Selling, general and administrative expenses	(78,289)	9,535	l	(68,754)
Income (loss) from operations	246,059	(165,761)		80,298
Equity in earnings of investments	7,547	-		7,547
Net interest expense	(58,598)	8,946	m	(49,652)
Loss on early extinguishment of long-term debt	(17,127)	-		(17,127)
Other income, net	480	17	j	497
Income (loss) before income taxes	178,361	(156,798)		21,563
Provision (benefit) for income taxes	50,720	(54,879)	n	(4,159)
Net income (loss), including noncontrolling interests	127,641	(101,919)		25,722
Less net income applicable to noncontrolling interests	(2,378)	-		(2,378)
Net income (loss) applicable to Helix	125,263	(101,919)		23,344
Preferred stock dividends	(30)	-		(30)
Net income (loss) applicable to Helix common shareholders	$125,233	$(101,919)		$23,314

HELIX ENERGY SOLUTIONS GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Financial Information Assumptions

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2012 reflects the following adjustments.

a.	The net proceeds associated with the sale of Helix’s equity in ERT (in thousands):

Gross proceeds1	$620,000
Repayment of Term Loan Debt 2	(318,404)
Fees and other closing costs 3	(5,530)
Net proceeds from sale	$296,066

1.
The contractual sales price (with Wang Exploration well being successful) as documented in Equity Purchase Agreement.   See Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2012.

2.
Pursuant with terms of Helix’s Credit Agreement, the Company must use a minimum of 60% of any after-tax proceeds associated with restricted assets, of which the assets of ERT qualify as such restricted assets, to make mandatory prepayments of amounts outstanding under its Term Loan.    See Note 9 “Long Term Debt” of Helix Annual Report on Form 10-K for additional disclosure related to its Credit Agreement and the requirement to make prepayments under the Term Loan in certain circumstances.

3.	Represents contractual payment to our transaction advisor in connection to the sale of ERT as well as legal costs associated with the deal.

b.
Reclass of Helix’s previous net income tax receivable at September 30, 2012.   Assuming the sale of ERT occurred at September 30, 2012, Helix would then be in a net income tax payable position at that date.   The net income tax receivable at September 30, 2012 included an approximate $22.8 million income tax payable that was associated with ERT’s previous operations and remains a liability of Helix post sale of ERT.

c.	Record the sale ERT. This reflects the sale proceeds per the transaction, the write off of remaining net book value of the assets. The entry is as follows (in thousands):

Proceeds, net of closing costs 1	$614,470
Accounts receivable, trade	(63,964)
Other current assets 2	(17,050)
Property and equipment, net 3	(842,612)
Other assets 4	(31,044)
Accounts payable 5	(56,253)
Accrued liabilities	(106,097)
Deferred income taxes	(19,583)
Asset retirement obligations	(136,293)
Other long term liabilities 6	(1,546)
Accumulated other comprehensive income	7,804
Retained earnings	$(28,232)

1.	For additional information about these costs, see (a.) above.

2.	Amount excludes $7.4 million of fair value associated with oil and gas derivative contracts at September 30, 2012. All of the oil and gas derivative contracts are excluded from the sale of ERT.

3.	We retained $18 million of value associated with the overriding royalty associated with the Wang well. In December 2012, the exploration success at the well was publicly announced.

4.	Amount excludes the $1.3 million of fair value associated with oil and gas derivative contracts at September 30, 2012 (see 2. above).

5.
Amount excludes $19.8 million of fair value associated with oil and gas derivative contracts at September 30, 2012 (see 2. above).  Amount also excludes $4.5 million of retained asset retirement obligation that Helix retained as it is part of a retained insurance claim associated with the same property.

6.	Amount excludes $3.2 million of fair value associated with oil and gas derivative contracts at September 30, 2012 and $1.5 million of retained asset retirement obligation (see 5. Above).

d.
 In connection with (c.) above, we reduced ERT existing deferred tax liability to estimated income tax payable associated with sale of ERT.  This entry is to reclass that remaining amount to current income tax payable.

The unaudited pro forma condensed consolidated statement of operations for the year ending December 31, 2011 reflects the following adjustments.

e.	To reverse the operating results of ERT. This assumes business was sold as of January 1, 2011.

f.
To eliminate the inter-company revenues and direct cost of sales associated with services that the other consolidated subsidiaries of Helix made in service to ERT.  If transaction were assumed to have occurred on January 1, 2011 then these entities would not have been related parties and such amounts would not have been eliminated from our consolidated results.

g.
This amount represents the assumed interest savings associated with the requirement to use 60% of the net after-tax proceeds from the sale to repay a portion of Helix’s existing Term Loan debt.    For purposes of this calculation it was assumed Helix would repay $317.0 million of its Term Loan debt.   Helix had an average annual interest rate of approximately 3.8% for its Term Loan in 2011.

h.
Reduction reflects ERT’s directly incurred selling and general administrative expenses.  Amount excludes any of the $22.9 million of costs that were allocated to ERT for shared corporate general and administrative services while it was a consolidated subsidiary of Helix.

i.	Represents adjustment to income tax expense resulting from the sale of ERT based on the pro forma adjustments calculated using the 35% U.S. federal corporate income tax rate.

The unaudited pro forma condensed consolidated statement of operations for the nine-month period ending September 30, 2012 reflects the following adjustments.

j.	To reverse the operating results of ERT. This assumes business was sold as of January 1, 2011.

k.
To eliminate the inter-company revenues and direct cost of sales associated with services that the other consolidated subsidiaries of Helix made in service to ERT.  If transaction were assumed to have occurred on January 1, 2011 then these entities would not have been related parties and such amounts would not have been eliminated from our consolidated results.

l.
Reduction reflects ERT’s directly incurred selling and general administrative expenses.  Amount excludes the $11.9 million of cost allocated to ERT for shared corporate general and administrative services while it was a consolidated subsidiary of Helix.

m.
This amount represents the assumed interest savings associated with the requirement to use 60% of the net after-tax proceeds from the sale to repay a portion of Helix’s existing term loan debt.    For purposes of this calculation it was assumed Helix would repay $318.4 million of its Term Loan debt on January 1, 2011.   Helix had an average annual interest rate of approximately 3.7% for its Term Loan for the nine-month period ended September 30, 2012.

n.	Represents adjustment to income tax expense resulting from the sale of ERT based on the pro forma adjustments calculated using the 35% U.S. federal corporate income tax rate.